Exhibit 99.1

Walker & Dunlop Appoints Donna Wells to Board of Directors

Bethesda, Maryland – March 4, 2021 – Walker & Dunlop, Inc. announced today that it has appointed Donna Wells to its board of directors as an independent director and member of the audit committee.

Ms. Wells is the Chief Executive Officer of Valencia Ventures, LLC, a strategic consulting and corporate governance firm which she founded. Previously, she served as President and Chief Executive Officer of Mindflash Technologies, Inc., an enterprise software company providing cloud-based training platforms to businesses. Prior to Mindflash, Ms. Wells held a number of senior marketing roles at Mint Software, Intuit, Expedia, American Express, and Charles Schwab.

Willy Walker, Chairman and Chief Executive Officer, commented, “We are thrilled to welcome Donna to Walker & Dunlop’s board of directors with her deep knowledge in marketing, branding, and financial services technology. Donna’s FinTech background, combined with her innovative marketing experience, will bring valuable insight and guidance to Walker & Dunlop’s board as we continue focusing on expanding our brand and developing innovative technologies.”

Mr. Walker continued, “Walker & Dunlop has consistently been focused on being a leader in diversity and equity in the commercial real estate industry. We are committed to adding the best and most talented diversity to our team at all levels, including our board. We believe the significant diversity of our board members, with women and minorities representing 44% of the current board, will lead to better decision-making, better outcomes, and more innovation by W&D.”

Ms. Wells sits on a number of public and private company boards including Mitek Systems, Apex Technology Acquisition Corporation, Betterment, and Happy Money. Ms. Wells received a B.S. from The Wharton School at the University of Pennsylvania and an M.B.A. from Stanford University. She is also a Lecturer in Management at the Stanford Graduate School of Business.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate finance companies in the United States. The company provides a comprehensive range of capital solutions for all commercial real estate asset classes, as well as investment sales brokerage services to owners of multifamily properties. Walker & Dunlop is included on the S&P SmallCap 600 Index and was ranked as one of FORTUNE Magazine’s Fastest Growing Companies in 2014, 2017, and 2018. Walker & Dunlop’s 950+ professionals in 41 offices across the nation have an unyielding commitment to client satisfaction.

Contacts:

Investors:	Media:
Kelsey Duffey	Susan Weber
Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com

Phone 301.215.5500 7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814

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